Exhibit 5.1
March 6, 2024

Riskified Ltd.
Europe House
Sderot Sha’ul HaMelech 37
Tel Aviv-Yafo, 6492806
Israel

Re: Riskified Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for Riskified Ltd., an Israeli company (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about March 6, 2024 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of additional 8,927,686 shares of Company’s Class A ordinary shares, of no par value (the “Class A Ordinary Shares”), which may be issued under the Company’s 2021 Share Incentive Plan (the “2021 Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Articles of Association (the “Articles”), (ii) the 2021 Plan, (iii) resolutions of the Company’s board of directors and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors, which have been provided to us, are true and accurate and prepared in accordance with the Company’s Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Class A Ordinary Shares (which may consist, in part or in full, of services performed for the Company).

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Class A Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2021 Plan, pursuant to agreements with respect to the 2021 Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the 2021 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Meitar | Law Offices
Meitar | Law Offices